UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
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The Nominees for Shareholder Choice May 14, 2009 Pershing Square Capital Management, L.P.

In connection with the 2009 Annual Meeting of Shareholders of Target Corporation ("Target"), Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, "Pershing Square") filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC") on May 1, 2009 containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target on or about May 2, 2009. SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC's website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square's proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427. Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the "Participants") are deemed to be participants in the solicitation of proxies with respect to Pershing Square's nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square's definitive proxy statement. This presentation contains forward-looking statements. All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this presentation. This presentation is for general informational purposes only. It does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of Pershing Square, which opinions may change at any time and are based on publicly available information with respect to Target. Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") by Target or other companies that Pershing Square considers comparable or relevant. Disclaimer 1

Pershing Square has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate. Neither Pershing Square nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any SEC filing or third party report. Pershing Square disclaims any obligation to update the information contained herein. This presentation does not recommend the purchase or sale of any security. Under no circumstances is this presentation to be used or considered an offer to sell or a solicitation of an offer to buy any security. There is no assurance or guarantee with respect to the prices at which any securities of Target will trade. Pershing Square and its affiliates currently hold a substantial amount of common stock and options of Target and may in the future take such actions with respect to its investments in Target as it deems appropriate including, without limitation, purchasing additional shares of Target common stock or related financial instruments or selling some or all of its beneficial and economic holdings, engaging in any hedging or similar transaction with respect to such holdings and/or otherwise changing its intention with respect to its investments in Target. Pershing Square may also change its beneficial or economic holdings depending on additions or redemptions of capital. Pershing Square is in the business of trading - buying and selling - securities and other financial instruments. Consequently, Pershing Square's beneficial ownership of Target common stock and options will vary over time depending on various factors, with or without regard to Pershing Square's views of Target's business, prospects or valuation (including the market price of Target common stock), including without limitation, other investment opportunities available to Pershing Square, concentration of positions in the portfolios managed by Pershing Square, conditions in the securities market and general economic and industry conditions. Disclaimer (cont'd) 2

3 Agenda Situation Overview Why Board Change is Warranted Suboptimal Composition Mistakes in Assessing Strategic Transactions Faulty Corporate Governance Underperformance in the Recession The Nominees for Shareholder Choice Questions and Answers

Situation Overview

Pershing Square 5 Pershing Square is a long-term Target shareholder Pershing Square initiated its investment in Target in April 2007 We are the third largest beneficial owner of Target We have ownership of 7.8% of Target ~$1 billion of common stock (3.3% of the company) ~$280 million in stock options (4.5% of the company)(1) Target is the largest investment in Pershing Square's portfolio (1) Unless and until these options are exercised, the underlying shares do not carry voting rights.

April 2007: Pershing Square becomes a Target shareholder August 2007: Pershing Square, in its first meeting with Target management, proposes that Target pursue a credit card partnership transaction to minimize credit risk, eliminate funding risk, and increase Target's valuation September 2007: Target announces a review of ownership alternatives for its credit card receivables and an analysis of its capital structure December 2008: Pershing Square, in two separate presentations to Target, emphasizes the importance of credit risk transfer in any contemplated partnership transaction May 2008: Target announces a sale of a 47% interest in it receivables, but retains credit risk MISTAKE: Board elects not to transfer credit risk in the transaction, primarily to retain underwriting control Target share repurchase program is principally funded with debt, despite credit risk and funding risk remaining on its balance sheet Pershing's Background with Target Credit Card Business Real Estate Assets Retail Business 6

May 2008: Pershing Square meets with management to discuss value creation opportunities regarding Target's real estate Pershing Square proposes a spin-off of a land-only REIT to Target shareholders Transaction would preserve Target's flexibility in controlling its buildings/brand and allow the market to appropriately value the company's ~200 million square feet of real estate Management agrees that the transaction is worthy of further exploration July 2008: Pershing Square meets with Target and Goldman Sachs to discuss real estate transaction September 2008: Board raises concerns regarding Pershing Square's real estate proposal, primarily with respect to credit ratings impact and valuation assumptions Pershing's Background with Target (cont'd) 7

Pershing's Background with Target (cont'd) 8 Fall 2008: Pershing Square encourages Target to halt buyback program due to credit market conditions October 2008: Pershing Square seeks shareholder input by publicly presenting "A TIP for Target Shareholders" Immediately after the presentation, Target issues a press release expressing concerns November 2008: Pershing Square presents "A Revised Transaction" which addresses Target's concerns regarding credit ratings and valuation Within 48 hours of Pershing's presentation, board rejects the Revised Transaction without seeking rating agency review Pershing defers discussion of the Revised Transaction until 2009 to allow Target to focus on its business

February 2009: Pershing Square meets with Target and Goldman Sachs to discuss the assumptions behind the board's decision Pershing Square learns that the board restricted Goldman Sachs to the narrow task of evaluating Pershing Square's proposal, rather than fully investigating all potential value-creating alternatives for real estate Pershing Square concludes that the Revised Transaction and potential alternatives were not adequately explored by the board or its advisors February 2009: Pershing Square requests one board seat and one additional director March 2009: Pershing Square presents, in total, four candidates - Bill Ackman and three other nominees Board rejects all four candidates, three without explanation Board did not even meet with two of them (Richard Vague, Michael Ashner) Pershing's Background with Target (cont'd) 9

10 Situation Overview On March 17, 2009, Pershing Square announces the nomination of five independent candidates for the open seats on Target's board We did so principally because we believe that the incumbent Target board has: Suboptimal composition Made significant strategic mistakes that have destroyed shareholder value Performed key corporate governance duties poorly Our goal in this election: Improve Target's board and help make Target a stronger, more profitable, and more valuable company

Why Board Change is Warranted

Why Board Change is Warranted in Our View Board's Suboptimal Composition Lacks senior operating experience in key business lines and assets (1) Lacks significant shareholder representation Average tenure of independents nearly a decade Lack of focus by directors with competing business commitments Board's Mistakes in Assessing Strategic Transactions Board's Faulty Corporate Governance Board did not seek credit card risk transfer before meeting Pershing Square Board-approved credit card transaction structure was a mistake that we believe cost shareholders dearly Board would not authorize a full review of all real estate alternatives to maximize shareholder value (1) Pershing Square defines senior operating experience as experience in a specific line of business with the director having served as the CEO of a company in that business for a meaningful period of time during his or her career. Pershing Square's view is not only based on the length of time served by a specific director in the relevant business line, but also on the extent, nature and specialization of each director's service and the principal responsibilities during that service. 12 Lacks a fair and open nominating process Interlocking directorships and affiliate transactions No separation of Chairman/CEO role; illusory term limits Failed to foster a culture of equity ownership Limited shareholder choice by rejecting Universal Proxy

"Ever since the Dayton family, led by former CEO Kenneth Dayton, took their company public in 1967, Target has been known for its superior board governance. Dayton's 1984 Harvard Business Review article became the national model for governance and the basis for many provisions in the Sarbanes- Oxley bill. Twenty-five years later Target's board governance principles remain essentially unchanged, and its board is consistently ranked one of the best in the U.S. Bill George "The Wrong Target" The Daily Deal, May 11, 2009 13 We believe Mr. George's underlined statement above is false

Kenneth Dayton, Dayton Hudson Corporation (now Target) President (1969-1974), Chairman (1974-1977), Chairman of Executive Committee (1977-1983) "Corporate Governance: the Other Side of the Coin" Harvard Business Review, January-February 1984 "We have listed . . . criteria that apply to all directors [excerpts]: Valid business or professional knowledge and experience that can bear on our problems and deliberations Willingness to speak one's mind Ability to challenge and stimulate management Willingness to commit time and energy" 14

Board's Suboptimal Composition

Board Lacks Sufficient Relevant Experience Credit Card Business Real Estate Assets Over 200 million sq ft of retail real estate Retail Business Target's Current Board NO Retail senior operating experience NO Real Estate senior operating experience NO Credit Card senior operating experience 16 Our view of We believe the board lacks "experience that can bear on [Target's] problems and deliberations" [Kenneth Dalton, HBR 1984]

Board Lacks Significant Shareholder Representation Target's board lacks significant shareholder representation, owning less than 0.3% of the company. Independent directors own only 0.02% of the company in common stock Board Members 17 Source: Target proxy

Kenneth Dayton: 12-Year Term Limits Are Ideal "To keep our board young, vital, and independent - and ensure a steady flow of fresh blood and new thinking - we have rigid policies of rotation and retirement. We expect directors to submit their resignations at age 65, or after 12 years of service, or whenever a significant change in their positions occurs." Kenneth Dayton, Dayton Hudson Corporation Harvard Business Review, January-February 1984 18

Five of 12 Directors Have > 12-Year Tenure Incumbent Nominees 19 The average tenure of the independent directors is approximately 9 years The average tenure of the incumbent nominees is approximately 10 years

Extending Terms Limits: Solomon Trujillo Incumbent nominee, Solomon Trujillo has been on the Target board for 15 years Board term limits have been extended from 12 to 15, and recently to 20 years to accommodate Mr. Trujillo and other incumbent directors Is the continued service of an Australian Telecom CEO worth compromising Target's governance principles? Is it in the best interest of shareholders to have the same director for 20 years? 20

"Willingness to Commit Time and Energy"? 21 Four of Target's incumbent directors, including two 2009 nominees, serve on the board of four companies. We question how much time these directors have to devote to Target Name 2009 Nominee Board Service Other than Target Austin No Abbott Laboratories (Executive Committee, Audit Committee, Public Policy Committee), Teledyne Technologies (Audit Committee, Nominating Committee), and LM Ericsson Telephone Kovacevich Yes Cargill, Inc., Wells Fargo & Co. (Chairman), and Cisco Systems, Inc. (Nominating Committee, Finance Committee) Mulcahy No Xerox Corp. (Chairman), Citigroup Inc. (Nominating Committee, Compensation Committee), and The Washington Post Company Tamke Yes Culligan Ltd. (Chairman), Hertz Global Holdings (Chairman, Executive and Governance Committee), Inc. and ServiceMaster Global Holdings, Inc.

Board's Mistakes in Assessing Strategic Transactions

23 "We state clearly in the board's position that it is the board's function 'as representatives of the shareholders, to be the primary force pressing the corporation to the realization of its opportunities and the fulfillment of its obligations to its shareholders, customers, employees, and the communities in which it operates.'" Kenneth Dayton Harvard Business Review, January-February, 1984 Board's Duty: Realization of Opportunities

Board's Duty: Realization of Opportunities Evaluation Execution Credit Card Partnership Real Estate Alternatives FAIL FAIL FAIL N/A In our view, Target's board failed in the evaluation of and execution of strategic alternatives for its largest assets Strategic Alternatives: Grading the Board 24

25 "We have consistent performance ... and we're enjoying double-digit growth rates," Scovanner said. "No one else in the credit-card arena has those attributes. For the life of me, I don't understand why those attributes in combination would cause anyone to want to get into an active mode of analyzing a sale." Doug Scovanner, CFO Star Tribune, July 15, 2007 "Ability to Challenge and Stimulate Management"?

26 Pershing Square Urged Target to Transfer Credit Risk From August through December 2007, in multiple calls and meetings, Pershing Square endeavored to convince Target to transfer the credit and funding risks associated with its credit card operation to a partnering financial institution In May, 2008, Target sold a 47% interest in its credit card receivables to JPMorgan Chase Target elected, however, to retain substantially all of the credit risk and more than half of the funding risks associated with this business segment because of its insistence on retaining underwriting control We believe this decision was ill-advised, and shareholders have suffered as a result

We Believe Target Made Poor Underwriting Decisions "Average receivables grew 19.6% over last year, faster than our pace of sales primarily due to changing the product features for yet another group of our higher credit quality Target card accounts to become higher limit Target Visa accounts." Doug Scovanner, CFO Q3'07 conference call, 11/20/2007 27 In the summer of 2007, Target converted a large portion of its private label Target card accounts (typically lower FICO score customers with lower credit limits) to Target VISA accounts, thereby giving lower quality credit customers significantly higher credit limits and lower rates. We believe this was a mistake

Board's Strategic Mistake: Credit Card 28 Target's board decided not to transfer credit risk in a credit card transaction, despite Pershing Square's repeated requests. In 2008, Target's credit card operating profits fell 65% predominantly due to increased credit risk and bad debt expense Credit Card EBIT Credit Card EBIT as a % of average receivables 65% drop Source: Company filings $ in millions

Credit Card: Major Contributor of EBIT Decline The decline of operating profit in the credit card segment represented 70% of the overall decline of Target's consolidated operating profits in 2008. We believe the performance of the credit card segment has been a major contributor to the Company's significant stock price decline $ in millions 29

Underperforming Relative to Credit Card Peers 30 Target Credit Card Competitor Average (JPM, BAC, AXP, COF, DFS) In 2008, Target's net write-offs as a % of average receivables increased to 9.3% from 5.9% the year prior. This compares to 5.7% for Target's credit card competitors in 2008 ~360 bps spread Net Write-offs as a % of Average Receivables Source: Company filings

Underperforming Relative to Credit Card Peers 31 In 2008, Target's bad debt expense as a % of average receivables increased to 14.4% from 6.6% the year prior. This compares to 7.3% for Target's credit card competitors Target Credit Card Competitor Average (JPM, BAC, AXP, COF, DFS) Bad Debt Expense as a % of Average Receivables ~710 bps spread Source: Company filings

Real Estate: Target's Largest Asset Real estate replacement cost: ~ $40 billion (1) Book value (land and buildings): $26 billion Recent enterprise value of Target: $49 billion 32 (1) Based on management's estimates of the current average cost to build stores and distribution centers.

33 Target: A Leading Owner of Retail Real Estate in the US Target currently owns approximately 213 million square feet of retail square footage (1), more than any other publicly traded retail real estate company in the U.S. today based on our estimates (1) Includes owned and combined retail square footage. Excludes leased retail square footage and owned distribution centers square footage (2) Based on the latest company filings (3) Includes consolidated and unconsolidated GLA for the company (4) Based on U.S. properties square footage which the company owns. Excludes international properties square footage (5) Includes square footage of properties which the company owns or has a majority and minority ownership interest (6) Based on pro rata share of GLA in shopping center portfolio (7) Includes total square footage of the anchors (whether owned or leased by the anchor) and mall stores. Excludes future expansion areas (8) Based on actual pro rata ownership of joint venture assets and excluding developments and redevelopments in process and scheduled to commence in 2009 (9) Based on wholly-owned and pro rata share of co-investment partnerships. Represents GLA including anchor-owned stores (10) Based on retail GLA owned by the company (11) Includes owned GLA on consolidated and unconsolidated properties

Target: Significant Real Estate Ownership Target owns the highest percentage of its real estate compared to other big box retailers % DCs owned(3): 82% ND 2%(4) 84% 71% 90% 52% 54% ND 86% 79% ND ND 55% 36% ND ND 27% % owned units/land(2): Represents data from latest 10-K filing "ND" represents Not Disclosed (1) Represents % owned stores (includes owned stores on leased land) (2) Represents % owned stores on owned land only (3) Represents % owned DCs (includes owned DCs on leased land) (4) Represents % owned DCs on a square footage basis 34

The Market Does Not Appreciate Target's Real Estate $40/Share(1) Large Cap REITs (1) Target's Market Valuation (1) 2009E EV / EBITDA Real Estate Companies and Private Ground Lease Valuations 2009E EV / EBITDA 7.2x 14.3x Recent "Big Box" Ground Lease (2) 17.0x Real estate companies trade at substantially higher multiples of EBITDA compared to Target or other retailers 35 Pershing Square believes that there may be more efficient ways for Target to structure its real estate business in order to highlight its strong value. Pershing Square, however, does not currently have any specific plans or proposals with respect to Target's real estate Note: Target valuation excludes the net book value of the credit card receivables and the operating profit associated with such receivables in order to better compare Target with real estate companies which do not have credit card segments. (1) Based on current stock price as of 05/01/09. Large cap REITs multiples are based on Wall Street consensus estimates. (2) Based on mid-point precedent cap rate of 5.9%.

Failure to Assess Alternatives for Real Estate Despite the stock market's mispricing of Target's real estate assets, Target's board has been unwilling to examine alternatives to unlock real estate value Notably, the board assigned its advisors the narrow task of only evaluating Pershing Square's TIP REIT spin-off structure Despite Pershing Square's urging, the board would not authorize its advisors to explore alternative real estate value creation opportunities 36

Board's Faulty Corporate Governance

Faulty Nomination Process 38 In our view, the board nomination process is insular, conflicted, and unreceptive to shareholder input Independent nominees Ashner and Vague were never interviewed Nomination Committee Chair Sanger would not explain why they were rejected Is Target's board nomination process fair, open, and thorough? Nominating Committee Chair Sanger received over $1.25 million in fees and equity compensation since 2003 from incumbent nominee Kovacevich's company, Wells Fargo Nominating Committee Chair Sanger also serves on Wells Fargo's compensation committee - incumbent nominee Kovacevich served as Wells Fargo's CEO 1998-2007 Nominating Committee failed to meet during the 2008 fiscal year Nominating Committee ignored its responsibility to fill vacancies as outlined in its charter the board is now circling its wagons by attempting to shrink the size of the board Board claims Nominating Committee undertook a "comprehensive search and thorough process to identify individuals able to bring specific expertise and experience" Conflict

Faulty Nomination Process (cont'd) Nominating Committee Members Board Tenure Committee Members Up for Election in 2009 Calvin Darden 6 No Richard Kovacevich 13 Yes Anne Mulcahy 12 No Stephen Sanger 13 No George Tamke 10 Yes Did Messrs. Kovacevich and Tamke recuse themselves on their own nominations? Did Mr. Sanger recuse himself from the consideration of Mr. Kovacevich? 39 The Nominating Committee chose to re-nominate two of its own by taking action by written consent

Board Does Not Foster an Ownership Culture Last Five Years of Activity in Target Stock (1) Executive Management Board (2) Total Open Market Purchases Total Sales Total $3.8 mm $(428.5) mm $3.8 mm $0.0 mm (1) Based on the trailing five years prior to the announcement of Pershing Square's nomination of the Nominees for Shareholder Choice on 3/17/2009. (2) Includes only non-employee directors. $(419.7) mm $(8.8) mm We believe that Target's compensation plan does not foster an ownership culture at Target, as senior management and the board have sold $429 million of stock in the last five years How can we be sure that Target's board and managers are truly focused on creating long-term shareholder value if they sell so much stock? 40

No Chairman / CEO Separation "In essence, the chairman ensures the independence of the board - a condition that cannot exist when there is an all- powerful chairman-CEO who controls the agenda, the presentations, the discussions, and often the selection of the directors themselves." Kenneth Dayton, Dayton Hudson Corporation Harvard Business Review, January-February 1984 Given Gregg Steinhafel's position as Chairman, CEO, and Chair of the Executive Committee, Target has not followed the advice of Mr. Dayton regarding best corporate governance practices 41

Request for a Universal Proxy card: Rejected Rejection of Universal Proxy 42 Pershing Square will pay the expense Target's Reasons Too expensive Liability concerns Feasibility confirmed by Broadridge, consent of parties is all that is needed Can be implemented at any time Reality Shareholders have expressed disappointment with Target's position. Target and its nominees should consent to have all nominees named on one proxy card. Even now, this can still be achieved. Shareholders should press this issue with Target Request to name Target Nominees on Gold card: Ignored Technology barrier Too Late Causes delay and confusion Mitigates confusion and allows shareholders to choose the best nominees from both slates No liability to Target or its nominees

Grading the Board: Key Duties 43

44 We believe that Target's suboptimal board has contributed to the company's material underperformance during this recession

Underperformance Relative to Wal-Mart Target Down 51% Wal-Mart Up 11% 45 From the beginning of the fourth quarter of 2007 to the day prior to our announcement of our proposed slate, Target stock declined by 51%. Over the same period, the stock of Wal-Mart, Target's principal competitor, appreciated 11%, a ~62 percentage point outperformance Stock price returns Measured on a 10-year trailing basis ending on the day prior to the announcement of the Nominees for Shareholder Choice, Wal-Mart's stock price outperformed Target's stock price by approximately 18%.

Target Wal-Mart US 46 Source: Company filings Underperformance in Same Store Sales Growth Year-over-Year Growth Rate of Quarterly Same Store Sales We believe that Target's substantial negative returns to its shareholders are reflective of its operating underperformance compared with Wal-Mart

Wal-Mart Target Year-over-Year Growth Rate of Reported Quarterly EPS from Continuing Operations 47 Source: Company filings Underperformance in Earnings Per Share Growth Since Q4 2007, Target's earnings per share growth has been significantly less than Wal-Mart's earnings per share growth

Target Depicts It's Returns Before the Recession 48 Source: Company filing

Recent 10-Year Shareholder Returns While Target has outperformed the S&P over a ten-year period ending on the day before Pershing Square announced its nominees (3/17/2009), we note that it has underperformed its principal competitor Wal-Mart Total Shareholder Return 49

Wal-Mart's Board Has Deep, Relevant Experience Real Estate Wal-Mart owns a lower percentage of its stores than Target Retail Business Current Board Allen Questrom, former CEO of JCPenney, Neiman Marcus, Federated Department Stores Roger Corbett, retired CEO of Woolworths, Australia's leading retail company Arne Sorenson, EVP and CFO of Marriott International We note that Wal-Mart partnered with a financial institution for its store credit card years ago. It does not own credit card receivables and has none of the material risks associated with these assets 50

Retailing is a Constantly Evolving Industry We believe that a key role of an independent board is to bring an outside perspective to challenge strategies that might have worked in the past but will likely need to evolve over time - contrary to Target's board's apparent instinct to maintain the status quo Competitive Landscape - 1993 Competitive Landscape - Today Number of supercenters Number of supercenters 51

Dayton: "Fresh, New Ideas" Are Necessary "I think every director or trustee has a certain bell-shaped curve of contribution to make. It usually takes a year or two to really understand an organization and its needs, problems, and opportunities. After gaining that understanding, a board member then provides several years of ideas, input, and productivity. But after a certain period of time, the organization would be better off with fresh, new ideas" Kenneth Dayton, Dayton Hudson Corporation Harvard Business Review, January-February 1984 52

53 In our view, the Nominees for Shareholder Choice will bring much needed "fresh blood and new thinking" to Target's insular incumbent board The Nominees for Shareholder Choice offer deep and relevant experience, major stock ownership, and fresh perspectives Time for Board Change: Fresh Blood

Introducing the Nominees for Shareholder Choice Gold Proxy Card

The Nominees for Shareholder Choice 55 (1) Consisting of 3.3% in shares of common stock and 4.5% in stock options.

56 Nominees Are Entirely Independent Jim Donald, Richard Vague, Michael Ashner, and Ron Gilson are independent nominees with no commercial relationships with Target or Pershing Square Each is a highly regarded leader in his area of expertise Each has his own unique perspective, background, and ideas Pershing Square has no agreements, understandings, or arrangements with the Nominees for Shareholder Choice, other than they have agreed, if elected, to serve on the board (1) The Nominees for Shareholder Choice have only one common goal: to help oversee the management of Target for the purpose of creating long-term value for all stakeholders The Nominees for Shareholder Choice are entirely independent and have no preconceived agenda other than to maximize shareholder value If elected, the Nominees for Shareholder Choice will represent the interests of all shareholders using their own independent business judgment (1) Other than customary indemnifications and expense reimbursement arrangements.

Comparison of Slates The Incumbent Nominees The Nominees for Shareholder Choice 57 Lack senior operating experience in key business lines and assets Beneficially own less than 0.05% of the company Are accountable for strategic mistakes Three out of four incumbent nominees have served for at least a decade CEO-level operating experience in: Retail Credit cards Real Estate Corporate governance expertise Beneficially own 7.8% of the company (1) Offer fresh perspectives while preserving board continuity Entirely independent (1) Consisting of 3.3% in shares (approximately $1bn in market value) and 4.5% in stock-settled call options (approximately $280mm in market value).

Jim Donald: Food Retailing Leader Jim Donald served as the CEO of Starbucks Corporation from April 2005 until January 2008. He joined Starbucks in October 2002 as President, North America. Jim served as Chairman, President and CEO of Pathmark Stores, Inc. from 1996 until joining Starbucks in 2005. Jim served as President and Manager of Safeway Inc.'s 130-store Eastern Division from 1994 to 1996. He was responsible for a $2.5 billion business, comprised of 10,000 employees working at 130 stores and two distribution centers. From 1991 until joining Safeway in 1994, Jim was an executive at Wal-Mart Stores, Inc. were he worked on the development and expansion of the Wal-Mart Super Center, supervising all merchandising, distribution, store design and real estate operations. Jim began his career in 1971 as a trainee with Publix Super Markets, Inc. He joined Albertson's in 1976 and quickly rose through its managerial ranks in the Florida, Alabama and Texas divisions. He was head of Albertson's operations in Phoenix, Arizona. Jim Donald 58 Nominee for Shareholder Choice

Compare Jim Donald *with* Mary Dillon

Mary Dillon *Target Incumbent Nominee*	**Jim Donald** *Nominee for Shareholder Choice*
EVP and Global Chief Marketing Officer for McDonald's	***Leading Food Retailing Operating Executive***
☒ Is fast-food marketing experience highly relevant to Target?	✓ Over 30-years of food retailing experience
☒ Ms. Dillon is not a grocery store operator	✓ Former CEO Of Pathmark and Starbucks
☒ Without Ms. Dillon, the board will continue to have marketing expertise – Mary Minnick, Coca Cola's former President of Marketing	✓ Oversaw the development of Wal-Mart's SuperCenters
☒ Target does business with McDonald's	✓ Helped build out Wal-Mart's grocery business
	✓ Entirely independent

59

Richard Vague: Leading Credit Card Executive Richard Vague has served as CEO and co-founder of Energy Plus Holdings LLC, a Philadelphia-based, progressive, independent Energy Service Company (ESCO) since 2007. From December 2004 until 2007, Richard served as the Chairman and CEO of Barclays Bank Delaware, a financial institution and credit card issuer. From 2000 until its sale to Barclays PLC in 2004, Richard was CEO of Juniper Financial, a direct consumer credit card bank that he co-founded. From 1984 until 2000, Richard was President and then CEO and Chairman of First USA and Chairman of Paymentech, the merchant processing subsidiary of First USA. Richard co-founded First USA which grew from a start-up to the single largest Visa credit card issuer in the United States when it was sold to Bank One (now JPMorgan Chase) in 1997. Richard Vague 60 Nominee for Shareholder Choice

Veteran credit card industry executive Co-founder of First USA, serving as its CEO until it was sold to Bank One (now JPMorgan Chase) Founded and sold Juniper Financial Valuable operating experience can assist Target achieve recovery in its credit card business Strong transaction experience and relationships can help Target structure a risk-reducing transaction in the future Entirely independent Compare Richard Vague with Richard Kovacevich Richard Vague Nominee for Shareholder Choice Richard Kovacevich Target Incumbent Nominee Chairman of Wells Fargo & Company Voted to retain the credit risk associated with Target's credit card business We believe this decision ultimately led to dramatic profit declines for Target last year Given the financial crisis, does Mr. Kovacevich have the time to devote to being a Target director? Target does business with Wells Fargo 61

Michael Ashner: Experienced Real Estate Executive Michael Ashner has served as the CEO of Winthrop Realty Trust, Inc. since December 31, 2003 and Chairman of the board of directors since April 2004. Michael served as the Executive Chairman of Lexington Realty Trust, a REIT from December 31, 2006 through March 2008. He has also served as the Chairman, President and CEO of Winthrop Realty Partners, L.P. (a real estate investment and management company) since 1996. Michael has served as the Managing Director of AP-USX LLC, which owns a 2.4 million square foot office tower, since 1998. Since 1981, Michael has been the President and principal shareholder of Exeter Capital Corporation, a privately held real estate investment banking firm. Michael manages over 20 million square feet of commercial real estate and has acquired more than $12 billion of real estate in 45 states, including more than 85,000 apartment units, 50 million square feet of office, retail and industrial space, and 10,000 hotel rooms. Michael Ashner 62 Nominee for Shareholder Choice

Compare Michael Ashner with Solomon Trujillo Michael Ashner Nominee for Shareholder Choice Solomon Trujillo Target Incumbent Nominee CEO of Telestra Corporation an Australian telecom company We do not believe that Mr. Trujillo's Australian telecommunications background brings relevant expertise to a US retail company Why has Mr. Trujillo been on Target's board since 1994 or 15 years? CEO and Chairman of Winthrop Property Trust Chairman and CEO of Winthrop Realty Partners, L.P. Manages more than 20 million square feet of commercial real estate, including over 11 million square feet owned by Michael and his affiliates Entirely independent 63

William Ackman: Leading Shareholder Bill Ackman is the founder and managing member of the general partner of Pershing Square Capital Management, L.P., an investment adviser founded in 2003 and registered with the SEC. Pershing Square is a concentrated research-intensive fundamental value investor in long and occasionally short investments in the public markets, typically focusing on large-cap and mid-cap companies. Bill has significant experience investing in multi-billion dollar retail and consumer companies. Pershing Square is the third largest beneficial shareholder of Target with 7.8% of the company, including approximately $1 billion in common stock (3.3% of the company) and $280 million in stock options (4.5% of the company) based on recent market prices. Bill Ackman 64 Nominee for Shareholder Choice

Founder of Pershing Square, a public equity investment firm Pershing Square beneficially owns 7.8% in common stock and options (1) Represents the third largest beneficial owner of Target Significant investment experience in multi-billion dollar retail and consumer companies Compare Bill Ackman with George Tamke Bill Ackman Nominee for Shareholder Choice George Tamke Target Incumbent Nominee Partner at Clayton, Dubilier & Rice, a leveraged buyout firm Owns 0.01% of Target in common stock and options Serves on the boards of Culligan (Chairman), ServiceMaster (Chairman) and Hertz - all Clayton, Dubilier & Rice portfolio companies How does Mr. Tamke allocate his time? Target purchases products and services from "several companies" that are controlled by Clayton, Dubilier & Rice 65 (1) Consisting of 3.3% in shares (approximately $1bn in market value) and 4.5% in stock-settled call options (approximately $280mm in market value).

Ron Gilson: Corporate Governance Authority Ron Gilson is the Meyers Professor of Law and Business, Stanford Law School (1979 to present) and the Marc and Eva Stern Professor of Law and Business, Columbia University School of Law (1992 to present). Ron is a fellow of the American Academy of Arts and Sciences and the European Corporate Governance Institute. Ron has served on the board of directors of certain of the American Century Mutual Funds, managing over $26 billion in assets, since 1995 and has been the Chairman of the board of directors since 2005. Ron Gilson is one of our country's preeminent thinkers on corporate governance. We believe that, if elected, Ron's extensive academic and real world experience as an independent board chair would ensure fair process, fair dealing, and diligent care for the benefit of all shareholders. 66 Ron Gilson Nominee for Shareholder Choice

Target Says: "We do not believe that Pershing Square's nominees would add value to the Board." - Target spokesperson "Ackman campaign for Target like prize fight" Reuters, 4/18/2009 67

Really? 68 (1) Consisting of 3.3% in shares of common stock and 4.5% in stock options.

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